Mailstop 3233
                                                          October 15, 2018

Via E-mail
Mr. Adam S. Markman
Executive Vice President, Chief Financial Officer and Treasurer
Equity Commonwealth
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606

       Re:      Equity Commonwealth
                Form 10-K for the fiscal year ended December 31, 2017 Filed February 15, 2018
                File No. 001-09317

Dear Mr. Markman:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ Robert F.
Telewicz, Jr.

                                                          Robert F. Telewicz,
Jr.
                                                          Branch Chief
                                                          Office of Real Estate
and
                                                          Commodities